Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	July 10, 2014	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS SECOND QUARTER DISTRIBUTION

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s second quarter 2014 cash distribution. The distribution of $0.490861 per common unit represents activity for the three-month period ended June 30, 2014 and is payable on July 31, 2014 to common unitholders of record as of July 21, 2014.

Cash receipts attributable to the Partnership’s Royalty Properties during the second quarter totaled approximately $14.4 million. These receipts generally reflect oil sales during March through May 2014 and gas sales during February through April 2014. Cash receipts attributable to the Partnership’s Net Profits Interests during the second quarter totaled approximately $2.4 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during February through April 2014.

Cash receipts attributable to lease bonus and other income during the second quarter totaled approximately $0.5 million.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.